Resolutions Consented to in Writing by
                           all of the Shareholders of
                            L.O.M. Laboratories Inc.
                              and adopted as of the
                        on the 13th day of January, 1998



WHEREAS the Company proposes to sell the FOUR THOUSAND EIGHT HUNDRED (4800) Class "A" Common shares held by L.O.M. Laboratories Inc. to L.O.M. Medical International Inc. for the consideration of $48.00.

THEREFORE IT IS RESOLVED that the Company shall approve the following share allotment:

     "Share Certificate No. FIVE (5) be issued to L.O.M. Medical International Inc. for FOUR THOUSAND EIGHT HUNDRED (4800) Class "A" Common Shares."

THEREFORE IT IS RESOLVED that the Solicitor for the Company be directed to prepare and file the necessary resolutions together with the transfer of shares, and such other forms as might be reasonably required.

The foregoing resolution is hereby consented to:


/s/ JOHN KLIPPENSTEIN                        /s/ MARIA KLIPPENSTEIN
----------------------------------           ----------------------------------
John Klippenstein                            Maria Klippenstein


File No.:D170\7314



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